Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Record Sales and Increased
Earnings Per Share for the Second Quarter Ended June 2008
Consolidated net sales increase 6.3%; earnings per share increase 13%; 900 thousand shares repurchased
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, July 24 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC),
a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today its second quarter 2008 financial results.
Consolidated net sales for the second quarter of 2008 were $1,588 million compared to $1,518 million in 2007, an increase of 4.6%. Consolidated net sales grew 6.3% after adjusting for a previously announced divestiture. Gross margin for the current quarter was 19.5% compared to 20.3% in 2007. Operating income for the current quarter totaled $96.8 million versus $103.6 million in last year’s second quarter. Depreciation and amortization included in operating income was $6.7 million for 2008 compared to $9.2 million in 2007. Net income for this quarter was $60.1 million versus $59.6 million in the comparable 2007 quarter. Diluted earnings per share for the quarter were $1.38 per share versus $1.22 per share in 2007.
Mr. Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer stated, “Strong execution on our sales and operational activities during the quarter combined to produce record sales and earnings per share in the face of softening end markets. Consolidated sales increased over 6% for the quarter and marked the strongest sales growth since the third quarter of 2006. As expected, we are experiencing a tougher pricing environment which has put pressure on our gross margins. We are focused on getting supplier price increases implemented throughout the channel and expect to see margins improve as this is accomplished. Cost control efforts were effective in reducing SG&A expenses from the first quarter of the year as we achieved a net reduction in total employment during the quarter while increasing our investment in our sales force expansion. The increased investment in our sales force, we believe, is driving additional top line revenues and enabling us to further engage in a broader range of sales related activities.”
Mr. Van Oss continued, “Our financial position is solid and our liquidity is now in excess of $300 million. During the quarter, we utilized our positive cash flow to purchase $36 million of stock while reducing financial leverage from last year. We will continue to take a measured approach in utilizing our free cash flow and liquidity position for acquisitions and share repurchases while maintaining our strong capital structure.”

Consolidated net sales for the six months ended June 30, 2008 were $3,053 million versus $2,969 million in last year’s comparable period, a 2.8% increase. Consolidated net sales grew 4.6% after adjusting for a previously announce divestiture. Gross margin in the current six-month period was 19.8% versus 20.5% last year and operating income totaled $173.9 million versus $186.1 million last year. Depreciation and amortization included in operating income was $13.6 million versus $18.1 million last year. Net income for the 2008 year-to-date period was $105.0 million versus $107.8 million last year. Diluted earnings per share were $2.39 per share in 2008 versus $2.14 per share in 2007.
Mr. Roy W. Haley, Chairman and Chief Executive Officer, commented, “We are encouraged by our quarterly results and believe we are taking the appropriate steps to expand our leading market roles. We continue to have frequent dialogue with our customers and suppliers, and we remain convinced our business model is generating new opportunities and is responsive to current market conditions. We are experiencing an ongoing trend where customers seek out large, well-capitalized partners who have the ability to serve their regional, national, and global needs with innovative supply chain solutions, a broad range of products, and competitive pricing. We are working hard to meet that challenge today and are determined to further extend our leadership position going forward.”
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Teleconference
WESCO will conduct a teleconference to discuss the second quarter earnings as described in this News Release on Thursday, July 24, 2008, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2007 annual sales were approximately $6.0 billion. The Company employs approximately 7,300 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and more than 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	June 30, 2008		June 30, 2007

Net sales	$1,587.8		$1,518.1
Cost of goods sold (excluding depreciation and amortization below)	1,277.4	80.5%	1,210.0	79.7%
Selling, general and administrative expenses	206.9	13.0%	195.3	12.9%
Depreciation and amortization	6.7		9.2

Income from operations	96.8	6.1%	103.6	6.8%
Interest expense, net	12.5		16.8
Other (income) expense	(2.6)		—

Income before income taxes	86.9	5.5%	86.8	5.7%
Provision for income taxes	26.8		27.2

Net income	$60.1	3.8%	$59.6	3.9%

Diluted earnings per common share	$1.38		$1.22
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	43.6		48.7

	Six Months		Six Months
	Ended		Ended
	June 30, 2008		June 30, 2007

Net sales	$3,053.0		$2,968.7
Cost of goods sold (excluding depreciation and amortization below)	2,447.0	80.2%	2,361.6	79.5%
Selling, general and administrative expenses	418.5	13.7%	402.9	13.6%
Depreciation and amortization	13.6		18.1

Income from operations	173.9	5.7%	186.1	6.3%
Interest expense, net	27.1		29.0
Other (income) expense	(5.4)		—

Income before income taxes	152.2	5.0%	157.1	5.3%
Provision for income taxes	47.2		49.3

Net income	$105.0	3.4%	$107.8	3.6%

Diluted earnings per common share	$2.39		$2.14
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	43.8		50.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$115.5	$72.3
Trade accounts receivable, net	918.8	844.5
Inventories, net	646.5	666.0
Other current assets	62.2	97.7

Total current assets	1,743.0	1,680.5
Other assets	1,156.2	1,179.4

Total assets	$2,899.2	$2,859.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$712.8	$626.3
Other current liabilities	631.3	665.6

Total current liabilities	1,344.1	1,291.9

Long-term debt	742.7	811.3
Other noncurrent liabilities	143.0	148.2

Total liabilities	2,229.8	2,251.4

Stockholders’ Equity
Total stockholders’ equity	669.4	608.5

Total liabilities and stockholders’ equity	$2,899.2	$2,859.9

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months	Twelve Months
Financial Leverage:	Ended	Ended
(dollar amounts in thousands)	June 30, 2008	June 30, 2007

Income from operations	$381,992	$379,470
Depreciation and amortization	32,268	34,180

EBITDA	$414,260	$413,650

Short term debt	500,000	495,500
Current debt	2,730	2,632
Long term debt	742,693	838,485

Total debt	$1,245,423	$1,336,617

Financial leverage ratio	3.0	3.2

	Three Months	Six Months
Free Cash Flow:	Ended	Ended
(dollar amounts in millions)	June 30, 2008	June 30, 2008

Net Income	$60.1	$105.0

Depreciation and amortization	6.7	13.6
Accounts receivable	(53.2)	(70.1)
Inventory	(30.8)	(3.9)
Accounts payable	73.5	96.9
Other	(10.3)	(3.5)

Cash flow provided by operations	$46.0	$138.0
Less: Capital expenditures	(8.3)	(19.6)

Free cash flow	$37.7	$118.4

Note:	Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. This amount represents excess funds available to management to service all of its financing needs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30, 2008	June 30, 2007

Gross Profit:
Net sales	$1,587.8	$1,518.1
Cost of goods sold (excluding depreciation and amortization)	1,277.4	1,210.0

Gross profit	$310.4	$308.1

Gross margin	19.5%	20.3%

	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2007

Net sales	$3,053.0	$2,968.7
Cost of goods sold (excluding depreciation and amortization)	2,447.0	2,361.6

Gross profit	$606.0	$607.1

Gross margin	19.8%	20.5%

Note:	Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents an important financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.